[GRAPHIC OMITTED]
                                                 For More Information Contact:
                                              John Swendrowski, Chairman & CEO
                                                   Northland Cranberries, Inc.
                                         800 First Avenue South, P.O. Box 8020
                                               Wisconsin Rapids, WI 54495-8020
                                           Tel: 715-424-4444 Fax: 715-422-6897
                                                         www.northlandcran.com

NEWS RELEASE

For release Friday, June 8, 2001 at 3:30 p.m. (CST)

NORTHLAND CRANBERRIES, INC. NEGOTIATES EXTENSION OF FORBEARANCE AGREEMENT WITH ITS PRIMARY LENDERS

      Wisconsin Rapids, WI -- Northland Cranberries, Inc. (Nasdaq:CBRYA), manufacturer of Northland 100% juice cranberry blends and Seneca and Treesweet fruit juice products, today announced that it has successfully negotiated an amendment to its existing forbearance agreement with its bank group that extends the forbearance period under the agreement to July 30, 2001. Until such date, the banks have agreed not to exercise various remedies available to them as a result of Northland's defaults under certain covenants and payment requirements of its secured debt arrangements, provided Northland remains in compliance with the terms of the amended forbearance agreement. Pursuant to the amended agreement, Northland agreed to take certain actions including, among others, a) paying interest to the banks on a weekly basis at a rate of 7% per annum on the principal amount outstanding under its $155 million revolving credit facility (although interest on outstanding principal continues to accrue at the higher default rate); b) limiting expenditures to levels set forth in a budget prepared by the company and approved by the bank group; c) making principal payments to the banks on scheduled dates, including June 15, 2001 and June 30, 2001; d) continuing the process of exploring strategic alternatives and providing evidence satisfactory to the bank group by June 15, 2001 that substantial progress has been made in the pursuit of such alternatives; and e) entering into a similar amendment to the company's existing forbearance agreement with an insurance company lender.

      John Swendrowski, Northland's Chairman and Chief Executive Officer, said, "Despite the duress of a disrupted cranberry market, we are working closely with our secured creditors in an effort to satisfy our obligations under our debt agreements. We still have a significant number of challenges ahead of us to return the company to profitability. We will continue to implement operating changes necessary to improve our results and aggressively pursue strategic solutions to address our financial issues."

Northland Cranberries, Inc.
News Release, June 8, 2001
Page 2 of 2


      Northland is a vertically integrated grower, handler, processor and marketer of cranberries and value-added cranberry products. The company processes and sells Northland 100% juice cranberry blends, Seneca and Treesweet brand fruit juice products, Northland fresh cranberries and other cranberry products through retail supermarkets and other distribution channels. Northland also sells cranberry and other fruit concentrates to industrial customers who manufacture juice products. With 24 growing properties in Wisconsin and Massachusetts, Northland is the world's largest cranberry grower. It is the only publicly-owned, regularly-traded cranberry company in the United States, with shares traded on the Nasdaq Stock Market under the listing symbol CBRYA.



                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

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         Certain matters discussed in this press release are "forward-looking statements," including statements about Northland's future plans, goals and other events, which have not yet occurred. These statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. They can generally be identified because the context of such statements will include words such as "believes," "anticipates," "expects," or words of similar import. Whether or not these forward-looking statements will be accurate in the future will depend on certain risks and factors including risks associates with (i) the development, market share growth and continued consumer acceptance of Northland's branded juice products, including consumer acceptance of its new 27% Solution; (ii) the disposition of certain litigation related to the sale of the net assets of Northland's private label juice business; (iii) the implementation of the marketing order of the Cranberry Marketing Committee of the United States Department of Agriculture and the cranberry purchase program adopted by the United States Congress; (iv) agricultural factors affecting Northland's crop and the crop of other North American growers; (v) Northland's ability to comply with the terms and conditions of, and to satisfy its responsibilities under, its amended credit facility, with respect to which Northland is currently in default of certain covenants as well as certain principal and interest payment provisions; (vi) Northland's ability to secure additional financing and/or generate sufficient cash from operations as may be necessary to fund working capital requirements and continue as a going concern; (vii) the results of the previously announced exploration of strategic alternatives; (viii) the results of Northland's internal organizational restructuring, including, without limitation, the results of the restructuring of certain sales and marketing functions through an agreement with Crossmark, Inc.; (ix) Northland's ability to manage its trade payables; and (x) Northland's ability to continue to meet the listing requirements of The Nasdaq National Market, including, without limitation, the requirement that its Class A Common Stock maintain a minimum bid price above $1.00 per share. Readers should consider these risks and factors and the impact they have when evaluating these forward-looking statements. These statements are based only on management's knowledge and expectations on the date of this press release. Northland will not necessarily update these statements or other information in this press release based on future events or circumstances.

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